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                                                                  Exhibit 10.48


                                                     June 27, 1997



Leslie J. Cohen, Ph.D.
701 Holmby Avenue
Los Angeles, CA 90024

Re: Addendum to Employment Contract April 17, 1996 to April 16, 1997

Dear Mr. Cohen:

The above referenced contract is extended for a period of one year to April 16, 1998, with the following changes:

-       Title changed to Senior Vice President Business Development.
-       Increase annual salary to $99,999.
-       20% bonus increased to 25% payable upon mutually achievable goals.
- Stock Options for 25,000 shares of AM&T Common Stock at an exercise price determined at the time the options are granted by the AM&T Board of Directors. The options are for four years and vest equally over a four year period.
- Subject to AM&T Board of Directors approval, all non-vested stock options granted to Leslie J. Cohen will vest in the event of his death or 10% change in ownership of the company. The options may be exercised by his surviving spouse in the event of death, or himself, if a 10% ownership change occurs, on the earlier of the expiration date of such options or one year following the date of such options or one year following the date of his death or change in ownership.
-       Three weeks vacation increases to four weeks.
- Exception allowing upgrade to business class for international travel to be decided on a trip basis by CEO.
- Defer, according to Culver City salary deferral plan, the difference between old and new salary for the period April 16th through June 30, 1997. The deferral Stock Options have an exercise price of $4.00.


/s/ Paul W. Pendorf                               /s/ Leslie J. Cohen, Ph.D
-------------------------------------             -----------------------------
Paul W. Pendorf                                   Leslie Jay Cohen
President
Culver City Composites Corporation

Date: June 27, 1997                               Date: June 27, 1997